MEDIA ALERT

FOR IMMEDIATE RELEASE November 16, 2006 DO NOT PUBLISH CONTACTS	MEDIA CONTACT: Andrew Naugher, H2PR 214.432.7666 andrewn@H2PR.com	INVESTOR CONTACT: Chris Pizzo, CFO 702.889.8777 pizzo@sienatechnologies.com

Siena Technologies Secures $1 Million

In Recent Round of Financing From Existing Investors

LAS VEGAS (NOVEMBER 16, 2006) – Jeff Hultman, CEO of publicly traded Siena Technologies (formerly known as Network Installation Corp., OTC Bulletin Board: SIEN.OB), announced today the company has closed on a $1 million round of financing. The funds will be used for working capital and will help fuel our company’s continued growth.

This news comes after the company recorded revenues of $4.1 million for the third quarter, bringing the year to date revenues to $15.9 million, a significant increase from $5.9 for the year ended December 31, 2005. In addition, Siena experienced a 12-point increase in gross margins for the third quarter of 2006 compared to the fourth quarter of 2005, as well as reduced interest expense for this quarter totaling $156,000 compared to more than $1 million in the second quarter of 2006.

“This round of financing was brought to fruition by several accredited investors who are existing stockholders of Siena Technologies” says Hultman. “We believe this signals a strong endorsement and continued support of our new direction, the financial restructuring and continued revenue growth which are underscored by our recent third quarter performance.”

According to Hultman, Siena has completed numerous deliveries of its high-tech systems for some of Las Vegas’ hottest nightspots as well as its patent-pending Race & Sports Book technology systems at top gaming properties. He says the company is also currently servicing customers on contracts with substantial backlog with the continued trend of higher gross margins. In addition to the solid financial performance, the company has undergone a restructuring of it marketing and sales functions and a corporate name change that better reflects its future strategies.

About Siena Technologies.

Siena Technologies (formerly known as Network Installation Corp.), through its wholly-owned subsidiary Kelley Technologies, is a technology company which specializes in the design, development and integration of communication technology and system networks for the resort and gaming industry as well as luxury high-rise condo developments (MDUs).

Kelley Technologies has also developed a patent-pending, proprietary next generation Race & Sports Book platform designed for the gaming industry and remains committed to developing the most advanced technology solutions to meet the desires of its clients.

To find out more about Siena Technologies (OTC Bulletin Board: SIEN.OB) or Kelley Technologies, please visit www.kelleytechnologies.com and www.enhanceht.com. The Company's public financial information and filings can be viewed at www.sec.gov.

Forward Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of wireless networks or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

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